Exhibit 99.2

FOURTH QUARTER 2009

GLATFELTER CONFERENCE CALL TRANSCRIPT

CORPORATE PARTICIPANTS

Glenn Davies

P.H. Glatfelter Co. — Corporate Finance

George Glatfelter

P.H. Glatfelter Co. — Chairman, CEO

John Jacunski

P.H. Glatfelter Co. — SVP, CFO

Dante Parrini

P.H. Glatfelter Co. — EVP, COO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst

Anna Torma

Soleil Securities — Analyst

Paul Mammola

Sidoti & Company — Analyst

Gary Madia

Broadpoint — Analyst

Bruce Klein

Credit Suisse — Analyst

Phil Kenney

Nomura Asset Management — Analyst

PRESENTATION

Operator

Good morning. My name is Jackie, and I will be your conference operator today. At this time, I would like to welcome everyone to Glatfelter’s 2009 Fourth Quarter Earnings Release. (Operator Instructions) Thank you. Mr. Davies, you may begin your conference.

Glenn Davies - P.H. Glatfelter Co. — Corporate Finance

Thank you, Jackie. Good morning, and thank you for joining us on our Fourth Quarter earnings conference call. My name is Glenn Davies. I am from the Company’s Corporate Finance Group. Presenting on the call this morning will be George Glatfelter, our Chairman and Chief Executive Officer, Dante Parrini, Executive Vice President and Chief Operating Officer, as well as John Jacunski, our Senior Vice President and Chief Financial Officer.

As we do each quarter, each of these individuals will provide some prepared remarks after which we’ll open the call to address any questions that you may have. Before we begin, I’ll make a few comments.

I want to remind you that the term “adjusted earnings” is a non-GAAP financial measure, as it excludes from our GAAP-based results certain items that we did not consider to be part of our core operations. In our earnings release, we provided a reconciliation of adjusted earnings to our GAAP-based results together with a discussion of why we use this measure.

Second, any statements made today concerning our expectations about future trends or performance may constitute forward-looking statements. Please refer to our 2008 Form 10-K filed with the SEC for important factors that could cause our actual results to differ materially from any of these forward-looking statements.

And finally, we provided a slide presentation that’s available on our website and through the webcast provider. You may want to refer to these slides to enhance your understanding of our results this quarter. Thank you, and I will now turn the call over to George.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Thank you, Glenn. Good morning, everyone, and welcome. This morning in our earnings release we reported strong fourth quarter earnings of $46 million, or $1 per diluted share. When adjusted to exclude the benefit from alternative fuel mixture credits and costs associated with the recently-announced agreement to acquire Concert Industries, we earned $0.33 per share compared with $0.30 per share in the fourth quarter of last year.

I am very pleased with the results we generated this quarter, as well as with the very successful year we delivered throughout 2009, particularly in the context of the turbulent economic environment that faced virtually every business. During 2009, we remained focused on generating meaningful improvement in the financial strength of the Company.

Our strategy of aggressively managing costs, developing new products and maximizing cash flows, proved to be well-directed and well-executed. Our objective was to emerge from the downturn as a stronger company. I believe we did that.

During the quarter, each of our business units delivered impressive results. Specialty Papers benefited from strong order patterns, solid operating efficiencies, and improved product mix together with the sale of renewable energy credits. Specialty Papers volumes continued to outperform the broader uncoated free sheet market, driven by successful new product and new business development initiatives.

In Composite Fibers, our financial results improved significantly compared to both the third quarter of this year and the fourth quarter of 2008. Demand trends for this unit’s products have stabilized and in some cases increased after exhibiting erratic patterns earlier in the year. As a result, our facilities are once again operating at rates approaching full capacity.

During the quarter, we generated $34.8 million of free cash flow from the operations of the business. Throughout all of 2009, we demonstrated our commitment to maximizing cash flow and preserving the strength of our balance sheet. Aggressive cost control and effective working capital management combined to generate this result. Finally, innovation and new product development has been a central component of our business model for the past several years. Throughout the economic challenges of 2009, penetration of new markets and commercialization of new products have proven to be highly valued by an increasingly broader range of customers.

I am pleased to report that in the fourth quarter, revenue generated from products less than five years old was $168 million, or 56% of the net sales of the Company. I would now like to turn the call over to John Jacunski to provide a more in-depth discussion of the fourth quarter financial results. John?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Thank you George, and good morning, everyone. Our fourth quarter 2009 adjusted earnings were $15.3 million, or $0.33 per share, compared with adjusted earnings of $13.5 million or $0.30 per share in the fourth quarter last year.

As shown on slide four, the primary changes in earnings and the comparison of this quarter’s results to the same period of 2008 were higher operating income from the Specialty Papers business unit increased our earnings per share by $0.14. Higher operating income from the Composite Fibers business unit increased earnings per share by $0.07. Pension expense in the fourth quarter of 2009, compared with pension income in the fourth quarter of 2008, reduced earnings per share by $0.08 and a higher effective tax rate negatively impacted earnings per share by $0.11.

Looking at the performance of each of our business units this quarter, Specialty Papers operating profit was $23.1 million compared with $15.6 million in the fourth quarter last year. On slide 9, we present a waterfall chart depicting the main drivers of the improved earnings. In addition to benefits from higher volumes and operating efficiencies, sales of renewable energy credits contributed $5.1 million to operating profit.

Selling prices declined moderately in a comparison, and input costs were slightly favorable. In addition, we also benefited from year-end inventory evaluation adjustments of $2.7 million.

Operating income for the Composite Fibers business unit totaled $7.1 million in the fourth quarter of 2009, $3.4 million higher than the same quarter a year ago.

As shown on slide 12, the improvement was driven by operating efficiencies, lower input costs, and the net impact of foreign currency changes. In the fourth quarter 2009 we recorded pre-tax pension expense of $1.5 million compared to net pension income of $4.1 million in the same quarter last year. On an after-tax basis, this adversely impacts results by $0.08 per share.

For the full year 2009, this trend negatively impacted earnings per share by $0.31 in the year-over-year comparison. However, we were not required to make contributions to our qualified defined benefit pension plan during 2009 and we do not expect to have to make contributions in 2010.

Our effective tax rate on adjusted earnings during the fourth quarter of 2009 was 25.4%, which is consistent with the rate recognized during the first three quarters of 2009. The effective tax rate on adjusted earnings for the fourth quarter 2008 was 12.5%, due to the enactment of the research and development credit during that quarter.

During the fourth quarter, we had very strong cash flow generating $34.8 million compared with $24 million in the same quarter of 2008. For all of 2009, we generated $138 million in free cash flow. Our initiatives to more tightly manage working capital have generated cash flow of $49.5 million including $28 million from inventory reductions.

As we discussed throughout the year, two of our mills are approved alternative fuel mixers. For the fourth quarter of 2009, we earned $32.3 million of alternative fuel mixture credits, for which no cash was received as we will claim these as refundable income tax credits when we file our 2009 Federal income tax return.

Since we began mixing and burning eligible alternative fuels in mid-February, we have earned $107.8 million of AFM credits of which $29.7 million has been received in cash, $20.1 was used to reduce estimated interim tax payments, and $58 million will be claimed as future refundable income tax credits. We expect to receive most of this in cash during the first half of 2010.

I now want to provide a few more comments on the income generated from the sale of renewable energy credits. We generate RECs in both of our Specialty Papers facilities as a result of producing electricity from renewable fuel sources such as black liquor and wood waste. During December, the Ohio Public Utilities Commission approved our Chillicothe facility as a generator of electricity from black liquor, a renewable energy source, and we sold and were paid for credits generated through October 2009.

While the PUC decision has been appealed, we believe the decision will be upheld. The Company has several agreements in place for the sale of renewable energy credits from which we expect to generate revenue of approximately $7 million during 2010.

Now looking at our financial position, our balance sheet remains strong and we have significant available liquidity. At the end of the fourth quarter, we had $135.4 million of cash and excluding the collateralized debt instrument related to a prior timberland sale, our net debt was $82.5 million. This is $28.3 million lower than at the end of the third quarter, and nearly $130 million lower than at the end of 2008.

In addition, we have $194.3 million of borrowing capacity under our revolving credit agreement, which is not mature until April 2011. Just last week, we successfully completed a private placement of a $100 million bond offering. These notes were issued at the discount and with a coupon of 7.125% and have a yield of 8.16%. The proceeds will be used to partially fund the Concert Industries acquisition.

We agreed to pay CAD 246.5 million for Concert Industries. In order to fix the currency exchange rate, we entered into forward purchases of the Canadian dollar. Based on the stronger US dollar at the time the contracts matured yesterday, we will record a charge to our first quarter 2010 earnings of approximately $3.9 million. In addition, during the first quarter we will incur charges for the cost to complete the Concert acquisition as well as costs related to the integration of the business. This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Thank you John, and good morning. Let’s start with Specialty Papers.

Specialty Papers results for the fourth quarter reflected overall strong order patterns as well as the continuation of our product development and business development initiatives, and a focused effort to manage inventory levels in response to customer demands. Total volumes shipped by Specialty Papers were 2.2% higher in the Fourth Quarter when compared to the same quarter a year ago.

In addition, we continue to compare favorably with the broader North American uncoated free sheet markets, which were down approximately 2% in the year-over-year comparison. As a result of the stronger order patterns, we’ve been operating at full capacity at both facilities in this business unit.

The growth in volumes shipped was driven by higher shipments of envelope and converting papers, which increased 17% continuing the trends we have seen earlier in 2009. Our value proposition continues to resonate with customers in this market.

Book publishing papers were off nearly 10% compared to a year earlier which was similar to Q3 performance and consistent with a broader market. Carbonless rolls were down approximately 13% reflecting the economic sensitivity of this product line. However, carbonless sheets were up over 19% reflecting additional volumes from a multi-year supply agreement signed in the third quarter of 2009 with a leading national merchant for this product line.

Uncoated specialties, security papers and business forms were nearly 16% higher in the comparison to the same quarter a year ago, reflecting our focus on expanding the products offered to both new and existing customers in this segment. And, engineered product shipments were off approximately 1% in the comparison.

Average selling prices were generally down in each market segment in the year-over-year comparison with the exception of carbonless. We did reduce the Specialty Papers inventory levels by over 13% during 2009, contributing significantly to our cash generation. And finally, from an operations perspective, the Spring Grove and Chillicothe mills each ran well during the quarter without any significant interruptions to production.

From an outlook perspective, as we said in our release this morning, we expect our shipping volume for the first quarter of 2010 to be approximately 4% ahead of fourth quarter levels, but we expect full capacity utilization during the quarter. We do expect pricing to improve as we begin to implement price increases across most of our product lines throughout the first quarter, but this will be more than offset by higher prices for wood pulp and energy during the first quarter.

Now, let’s turn to Composite Fibers. Composite Fibers results improved considerably compared both with the Fourth Quarter last year and with the Third Quarter of 2009. Much of the improvement reflects stabilization within the market served by this business unit as well as lower input costs. Overall, shipping volumes for this business unit increased 1.2% this quarter compared with the fourth quarter of 2008 and were 2.2% better than the third quarter of this year, reflecting the benefits of business development activities and what we believe to be the gradual recovery of our markets.

The growth in shipments was led by metalized products, which increased nearly 12% in the comparison to the fourth quarter last year, reflecting in part new business development activities. In addition, technical specialties increased 21% as we strive to diversify our product portfolio and composite laminates increased almost 3%.

In food and beverage, shipments were 7.6% lower than the fourth quarter of 2008. However, demand improved by approximately 5% on a sequential quarter basis as customers adjust to more normalized buying patterns. Operationally, Composite Fibers facilities ran well during the quarter although we did incur some market-related downtime in order to manage year-end inventory levels.

In November, we opened a sales and distribution office in Moscow, Russia to further support our business development efforts in this important and growing region for Glatfelter.

From an outlook perspective, as we look into the first quarter of 2010, we expect shipping volumes to be in line with the fourth quarter. Input costs, primarily wood pulp, are expected to increase slightly compared with the fourth quarter levels, and pricing will experience slight softness based on customer and regional mix variations. And one final comment. The severe weather that we have experienced in both Europe and North America thus far in 2010 has created difficult operating conditions which will likely have some impact on Q1 results.

This concludes my remarks. I will now turn the call back to you, George.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Thank you, Dante. To summarize, our performance during this quarter and for that matter much of 2009 is evidence of the soundness of the strategy we’ve followed consistently throughout this pretty challenging period of time. Our business has responded very well, and I am pleased with the performance we’ve delivered. A key element of our strategy in uncertain times was to do whatever was necessary to preserve the strength of our balance sheet, and emerge from the downturn as a stronger company with greater financial flexibility. To that end, we generated $138 million of free cash flow during 2009 and reduced net debt to $82.5 million, or nearly $128 million lower than at the end of 2008.

As 2009 draws to a close, our balance sheet is certainly even stronger than when the year began. The performance of our business in 2009 clearly demonstrated the strength and the resiliency of the Glatfelter specialized business model. The flexibility of our asset base, leadership positions in key markets, our highly diversified product portfolio, broad global reach, established capabilities in innovation and finally, our inherent financial strength, all combine to serve us well throughout the year.

As for the upcoming year, it’s now clear to me that much of the economic chaos that defined 2009 is behind us. At the same time, however, recovery is likely to be an extended and rather choppy experience. I’m excited about 2010, because I believe Glatfelter has several value drivers in place that will benefit our shareholders. For instance, I expect strong cash flow throughout the year, driven by steady performance of our US-based Specialty Papers business unit, supplemented by an additional $50 million of cash from alternative fuel mixture credits.

We expect to hold capital spending inclusive of Concert Industries to $45 million to $50 million, well below depreciation costs.

Strengthening demand in markets served by our European based Composite Fibers business unit should rejuvenate sales growth there. And from a balance sheet perspective, a primary focus will be to utilize the strong cash generation profile of the business as well as potential additional sales of our 32,500 acres of timberland to further enhance our flexibility.

I strongly feel that our company’s very well positioned to continue to deliver value in the upcoming year. I’m particularly excited about our upcoming acquisition of Concert Industries, and the opportunities it presents to further reposition our business into the highly defensible growing global markets of feminine hygiene, adult incontinence, and other applications for airlaid materials.

In conclusion, early in 2009 we made the commitment to emerge from the economic downturn of unprecedented proportions as a stronger company. We’ve done that. We developed a sound strategy, executed well and delivered results, and now enter 2010 with clear momentum. That concludes our prepared remarks for today’s call. At this point, we’d open the line to address your questions. Jackie, I will turn it over to you.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Your first question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning, and congratulations, it was a good year and you have emerged stronger. I guess I’m kind of curious to start on whether we can get just a little more color on those renewable energy credits. $7 million is a big number for you guys for 2010, sounds like that just involves Ohio. So, I’d like to get a sense of whether there’s any chance you could see the same thing at Spring Grove in Pennsylvania. And also, you mentioned some kind of a challenge to those credits, and I wondered if you could talk about that.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Okay Mark, first of all thank you for the compliment. I’ll turn your question over to John Jacunski, who has been focusing on the REC issue. John?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Mark, we do generate the renewable energy credits in both Chillicothe and Spring Grove, and we do sell from both of those facilities, so it’s not just sales from Ohio although that is where most of the REC income in the fourth quarter came from. In the fourth quarter, the RECs we sold were related to, in part, 2008 as well as much of 2009. The renewable energy credits are generally being purchased by electricity generators that need to meet certain minimum requirements of electricity generated from renewable sources. So, we have, we have these credits generated from the use of wood waste and black liquor, and perhaps some other renewable energy sources, and we’ve worked with interested parties that need to buy these RECs to get them into the market and as we’ve mentioned, we had some success with this in the fourth quarter and then ran it into some new contracts here in the first quarter of 2010.

So, we expect about $7 million in 2010 to be generated. That’s going to not be sort of even throughout every quarter. I’d expect it to be a little bit lower in the first quarter, maybe $1 million to $1.5 million the first quarter, and then in the back half of the year, it’d be about even for the balance of the year. So, we’re pleased with our ability to be able to get some value for these renewable energy credits.

With respect to the challenge and the appeal that was put in by a group in Ohio, we believe that the decision made by the Public Utilities Commission is certainly in compliance with the law, and we’ve got our own counsel that has worked with us. We believe it will be upheld, ultimately. There’s no particular timeline that the appeal process needs to follow. It’s really up to the Utilities Commission to address that. But, we believe that it was an appropriate decision and we expect it to be upheld.

Mark Wilde - Deutsche Bank — Analyst

So John, just so I can be clear, the $7 million in 2010, because that’s a bigger sort of monthly or quarterly run rate than $5.1 million. Is that reflecting RECs from both ‘08 and ‘09, can you help us understand why that number seems to be trending up now?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Well, as we— we’ve had some new contracts come into place. So as I said, we entered into a contract in the fourth quarter. We also entered into a new different contract in the first quarter. So, we had been able to increase a little bit what the renewable, the revenue from the renewable credit sales. So, that’s— we expect that we’ll be able to realize its value in 2010 or frankly beyond. The market for these can be a little bit volatile, so pricing moves depending on the demand in the market, and we were able to lock in some of the pricing over a several-year period which we think is favorable to our operations.

Mark Wilde - Deutsche Bank — Analyst

Okay. And again, just to be clear, the $7 million is just from the sale of RECs at the Chillicothe mill, is that correct?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

No, that’s not correct, it’s from both our Spring Grove and our Chillicothe facilities.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. Now, I wanted to just turn over to Dante for a couple minutes. Dante, is it possible at this point to give us any sense for what that weather impact might be in the first quarter? I mean, you really kind of sit near the epicenter of a couple of these big storms.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Yes, Mark, it’s too early to quantify, but in Pennsylvania we had more than three feet of snow fall in five days. So, you have the standard interruptions that range from rail service and trucks and delivery of materials to operating inefficiencies that you experience typically in power generation in the pulp mills with things like wood chips freezing, and those types of issues. We also had significant weather in the UK and in Germany at the beginning of this year as well. So, it’s having an impact on the day to day operations. Fortunately, nothing catastrophic at this point, but we just wanted to sensitize people to the fact that we are experiencing very, very unusual weather conditions that are disrupting day to day operations.

Mark Wilde - Deutsche Bank — Analyst

Have you lost physical production, or have you incurred costs that you can identify yet?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

I wouldn’t say that we’ve lost production, but when you have to slow down the back end of a mill, that creates higher operating costs. So, you run your digester slower, and it has an effect on your liquor production and steam production etc., and then you have to slow down some of your equipment. I don’t want to get too technical but I think you understand the gist of the comments that I made earlier. So, again, nothing quantified as of yet. We’re just, we just are digging out, literally, this morning, of the second snowstorm.

Mark Wilde - Deutsche Bank — Analyst

Yes, I’ve been doing the same thing. Also, in the businesses themselves, it sounded to me like you’re continuing to see relatively weak volumes in kind of food and beverage over in Europe, and I’m trying to understand how much of that kind of lingering weakness is the stuff in Eastern Europe and Russia that you have talked about in the past, or whether there’s some other things going on as well.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Sure, I’d be happy to comment on that. I would categorize it into three main components. One is the residual effect of the working capital management throughout the supply chain among our customers. The second is the impact of what had been a very rapidly growing market in Eastern Europe and predominantly Russia, the Ukraine, and the former CIS countries as well as parts of the subcontinent of Asia that serves that region like Sri Lanka and parts of India. The other component really just has to do with us seeing sequential quarter improvements. As I made reference, although Q4 was off 7.6% year over year, on a sequential quarter basis, we were up 5.3%. So, we believe we’re seeing kind of the re-establishment of a more typical cadence to the buying pattern and the rhythm of the business, but given the uniqueness of what we experienced in 2009 it’s too early to claim victory yet. But, we are beginning to see things stabilize and become a bit more predictable.

Mark Wilde - Deutsche Bank — Analyst

Okay. Has there been anything with kind of changes in competitive behavior, in that market, or not?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

I think any time you go through a protracted period where your end use customer’s buying patterns change rather abruptly and dramatically, you create the short term imbalance of more capacity than demand. So, that will change your competitor’s behaviors from time to time of course. But, I think we’ve been very consistent in maintaining our position as the number one supplier globally and maintaining key relationships with our key customers, and we think that we’ve taken the correct approach to the market.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then finally, Dante, another one for you. Just with all of the attention around the iPad and all the noise that Amazon has made about the number of eBooks and Kindles they sold around Christmas, can you just update us on how your book paper business is doing and sort of what you and your customers are anticipating in terms of volume going forward?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Sure. I guess we’ll start with the iPad, and what impact it will have on the book publishing industry. As you can appreciate, it’s very difficult to project what level of success and adoption rates that technology and other e-options will enjoy, although it is something that needs to be taken seriously and actively monitored, which we are.

We are and remain the leader in uncoated free sheet trade book papers in North America, and we intend to maintain that position. The adult trade segment in 2009 has had a very challenging year from the publishing community’s perspective, and our assessment is that total uncoated free sheet trade book papers and aggregate are off nearly 20% for 2009 versus ‘08. So, in that regard, we’ve performed better than the market.

I also think that we’ve demonstrated a capacity in our new product development and new business development to consistently outperform the broader uncoated free sheet market. We’ve done that since 2005 and some recent examples would be how we have managed the uncoated specialties business forms, envelope papers, with very significant year over year growth to again leverage the flexibility of our assets, manage our portfolio, and adapt to changing markets. So, nobody has a clear crystal ball, but we believe that our model will work and we’re prepared to equip whatever changes the market may bring to us.

Mark Wilde - Deutsche Bank — Analyst

Okay, fair enough. I’ll jump back in the queue.

Operator

Our next question comes from the line of Anna Torma with Soleil Securities.

Anna Torma - Soleil Securities — Analyst

Thanks, congratulations on a great year. Just following up on Mark’s comment, first on the Composite Fibers segment. I mean, the price declines that you’re expecting to see here in the first quarter due to mix, is that something that we could continue to see here? Is that a structural shift? Or do you think you’re going to be able to basically shift your mix back up and be able to expand the margins there readily again?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Hi Anna, it’s Dante.

Anna Torma - Soleil Securities — Analyst

Hi, Dante.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Yes, right now it’s— we think it’s a shorter-term issue, that some of the largest customers out in that particular market space are more active and the recovery is being seen more with them first versus the small or medium size players, and some of the regions of the world that they serve may have higher cost to serve expenses, higher freight costs, etc. So, it’s the short term mix of our customers in regions that we’re referring to specifically for Q1. It’s our view that as 2010 plays out, that we’ll migrate more to a normal distribution of our customer mix and our geography mix.

Anna Torma - Soleil Securities — Analyst

Okay great, thanks. And Dante, just coming back to the comments that you were making in Specialty Papers, particularly about envelopes and business forms. I mean, you’ve had just great market share gains there, in a declining market. Do you think you’ve captured most of the ability to do that at this point, or can you really continue to see some additional gains as we go through 2010 and 2011 here?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Yes, well we still believe that there are opportunities for us to participate in the broader printing and writing segment. We think there are some niches out there that are a good fit for us, our assets and our service proposition, and I just want to remind some of you that we had been capacity constrained until the Chillicothe acquisition and it took us a little bit of time to get operational stability there. And once we did that, we were able to expand the potential scope of new customers that we could approach with our existing know-how in terms of product development and service models. So, the utilization of the broader 725,000 tons of capacity in North America has given us a few additional opportunities in terms of places to go. So, we still think that it won’t be easy but that there’s still opportunities for us.

Anna Torma - Soleil Securities — Analyst

Great, thanks very much.

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Um-hmm.

Operator

Our next question comes from the line of Paul Mammola with Sidoti & Company.

Paul Mammola - Sidoti & Company — Analyst

Hi, good morning, everyone. Dante, if I could just take you back to a comment you made about the Composite Fiber segment, on working capital management on the part of customers, is there any visibility there or gaining visibility that you could expect, or say that inventory could be cleared out on the tea and coffee side by you know, the first half, if things should improve from there?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Yes, there’s no trade association database that one can go to, to verify or validate inventory levels unlike what you might find in the US printing and writing categories. However, giving our knowledge of the market and our position with these major multinationals, I believe we do have perhaps a unique insight into the status of the supply chain, and it’s our belief that this thing does work itself out in the first half of 2010. Although the recovery of true demand may be slow and bumpy, that we could see a change in order patterns and backlogs based on a certain level of replenishment needed by our customers to get back to a more normalized level of working capital.

Paul Mammola - Sidoti & Company — Analyst

All right, that’s fair. And then, John, I think you guys renegotiated a coal contract in the fourth quarter. Is there going to be any material impact for that, or has that been mitigated, do you think?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

No, we have increaseas in coal prices, and that could be on the order of $3 million to $4 million on an annualized basis for 2010. But as we spoke earlier, I think some of the guidance that was provided is that we’re also seeing some prices increase and that while the net between some price increases and input costs increases in the first quarter will be a negative, we expect that beyond Q1 it’ll start to balance out. So, despite the fact that we have some higher coal costs, we expect that beyond Q1 it’ll balance out pretty well.

Paul Mammola - Sidoti & Company — Analyst

Okay. And then, you talked about pricing a little bit. Are there any major contract negotiations coming up in the first half of this year?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

This is Dante. I wouldn’t categorize anything as major, but we have announced in the various stages of implementation a variety of price increases throughout the Specialty Papers business unit, that will range— we have a very diverse product portfolio. So, it could range anywhere from 2% to 6% or 7%, depending on a particular product category and the situation.

Paul Mammola - Sidoti & Company — Analyst

Dante, are those rolled out? I guess, evenly throughout the year?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

No, no. So, it’s, it’s a little bit lumpy and we think over the next 60 days or so, we’ll have better visibility as to the impact on 2010.

Paul Mammola - Sidoti & Company — Analyst

Okay, that’s perfect. And then, John, finally, did you say, did I miss it, is there an effective tax rate estimate for the year or even the first quarter?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Yes, there is. For the year, I’d expect we’d be 31% to 32%. But, it will be a little bit higher in Q1, and perhaps for several quarters. The 31% to 32% rate assumes that the research and development tax credit gets re-instituted. It expired at the end of 2009 and as of yet, it’s not been put back in place. So, the 31% to 32% assumes that some time during 2009 it gets put back in place.

Paul Mammola - Sidoti & Company — Analyst

Okay great, thanks for your time.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Sure.

Operator

Our next question comes from the line of Gary Madia with Broadpoint.

Gary Madia - Broadpoint — Analyst

I’m going to dig in a little bit here on the Specialty Papers, again, from kind of a volume perspective. A few of the grades obviously over the past few years are facing obviously some secular headwinds in terms of volume declines, and those grades obviously face additional pressure in ‘09 with some cyclical pressure with the economy. Can you give me a sense, from what you’re seeing, if the current demand trends are returning, I guess returning more in line with historical patterns?

Dante Parrini - P.H. Glatfelter Co. — EVP, COO

Well, this is Dante. I think it’s still too early to determine whether or not the damage done in 2009 has settled off into a new level of base demand or not. I think as it pertains to Glatfelter, it’s important to recognize that the US Printing and Writing market in general is 22 million tons or so of total demand on a year-in and year-out basis, and uncoated free sheets somewhere in the neighborhood of 11 million tons. So, when we look at Spring Grove and Chillicothe with total production capacity of about 725,000 tons, you can see that we target smaller niches within those broader categories, and therefore we think we’re able to identify spots that are a best fit with our capabilities to leverage the flexibility of our assets and put together service propositions that customers find appealing, especially as they strive to manage their working capital down. I think some of our inventory programs and quick service programs lend itself favorably to the Company. So, although we agree that there are secular headwinds, and that there are some unfavorable fundamentals, we work very diligently at trying to identify some of these niches that we think represent upside for the Company and help us balance out our portfolio.

Gary Madia - Broadpoint — Analyst

Okay, great. So going forward, I would expect that you continue to expect that you’ll be able to I think like you alluded to, that your demand trends have been much better than the industry?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Maybe I can comment on that Gary, this is George. I think to really understand this, you need to understand the company in a bit of a historical perspective. I can recall, for example, back in my paper making days, when we made every pound of paper that was manufactured for Encyclopedia Britannica. And, disruptive technology in terms of the CD-ROM came about, and that business went away.

Our markets change all the time, and the fact that a lot of these markets tend to be more mature means that those changes are going to occur just as a matter of business. The key to dealing with these changes is to recognize that we can’t control the economic fundamentals that drive life cycles of markets, but we can control the asset base and we can develop a business model that’s very responsive to that. And so, if you look at what the company was able to achieve last year in terms of its shipment profile versus the broader uncoated free sheet, you see that we outperformed. Pretty significantly. But that just wasn’t a 2009 event, we’ve been doing that for the last five years. Year over year. And it’s all about getting back to a point Dante made earlier. First of all, having the flexibility of assets that allows you to manage the mix very, very quickly, in a very nimble fashion. Secondly, it’s about having an innovative capability within the business that drives new product development, very effectively and very fast.

So, you’re able to take advantage of market switches that play to your favor, and you’re able to replace business that moves away. So when you look at flexibility, you look at innovation, you look at the broad product, diversification that Glatfelter has here in North America as well as globally. All these markets move in different ways. Understanding that and being in a position to advantage the Company through that process is where the Glatfelter model really drives value to shareholders. So, I wanted to offer that historical perspective to you, so that you’ll understand it’s not just a 2009 strategy or a 2009 event. It’s been an emerging strategy of this business that we’ve executed pretty well for a long period of time now. It’s real.

Gary Madia - Broadpoint — Analyst

Okay great, that’s wonderful insight. Thanks for the color.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Um-hmm.

Operator

(Operator Instructions) Our next question comes from the line of Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning, guys. Did you mention just, what your thoughts are on CapEx for the year, and secondly, just on acquisition, future acquisitions after Concert. Where are you on that, are you on hold? Are you digesting, or are you sort of back out, or just if you can help us with that, thanks.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Good morning Bruce, this is George. I think we mentioned that we’re projecting CapEx in the range of $45 million to $50 million in 2010. And that’s inclusive of Concert. With respect to the second part of your question, we have yet to close this acquisition. We expect that to happen actually tomorrow, or failing that, some time next week. So, we believe closure is imminent, and very, very probable. We have as a first matter of business to digest that acquisition, integrate it well, and deliver value from that platform. So, I think it’s safe to say further acquisitions at this point are not— don’t consume a lot of discussion among the management team at this point. We have a clear mission in front of us, and that’s to deliver the value of the acquisition that I believe we’ll consummate here very shortly.

I do believe, though, that one of the exciting things about the Concert acquisition is that it takes us into an adjacent space of airlaid non-woven materials. This is a business that we frankly have studied for several years in terms of the airlaid market and in fact, Concert, so we’re not strangers to it. And I believe that as this technology evolves, and the growth dynamics play out, I think there are going to be opportunities for further growth in this space as well as other aspects of our business that offer the same kind of global growth dynamics. But for right now, it’s understanding what we bought, managing it well, delivering value, and then we’ll begin to talk about what the next step might be.

Bruce Klein - Credit Suisse — Analyst

Great, thanks, guys.

Operator

Our next question comes from the line of Phil Kenney with Nomura.

Phil Kenney - Nomura Asset Management — Analyst

Hi, I wanted to understand the impact that rising pulp prices have in the Specialty Papers unit. My understanding is that you guys are about 85% integrated. What level of integration do your competitors in the Specialty Papers segment tend to have?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Yes, we are using about 75,000 tons of pulp a year in our Specialty Papers business. I would say our integration is similar to some, or better than some. There are many competitors that are non-integrated. There are a number of competitors that might have excess pulp that they sell into the market, but I wouldn’t say that we’re disadvantaged. I would say that there are a number of competitors that have much less integration than us, and there are some that have excess pulp that they sell into the market.

Phil Kenney - Nomura Asset Management — Analyst

Okay, so when pulp prices go up, do you necessarily tend to see higher prices in a segment?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Well, I don’t know that I’d tie it specifically to pulp, but I would say that in an environment where overall input costs are rising, we saw in 2008 as input costs rose pretty significantly, that it did drive pricing up. And we’re seeing price increase announcements, we talked this morning about some of the announcements that we’ve made but the broader uncoated free sheet market is also made announcements of price increases, and in part I think that is to recover some of the cost increases that are taking place in the input side.

Phil Kenney - Nomura Asset Management — Analyst

Okay. And then on the energy credits, is that pure margin? Do you have any costs associated with the sale of those credits?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

No, I wouldn’t say there’s, there’s certainly not incremental costs. It’s— it happens as part of our operation, so no, there’s not, there’s not an incremental cost to those.

Phil Kenney - Nomura Asset Management — Analyst

And then, what else besides those energy credits runs through the energy and related sales line item?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

We sell electricity out of our Spring Grove facility so we’re, what we have there is the net energy, the net electricity sales. There is costs associated with that line item.

Phil Kenney - Nomura Asset Management — Analyst

Okay.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

But what we report is electricity sales net of the costs.

Phil Kenney - Nomura Asset Management — Analyst

And then the last question is just on black liquor too, do you guys have any plans to take any plans of the cellulosic biofuel producer credit this year?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

No, we don’t believe that we will qualify for that.

Phil Kenney - Nomura Asset Management — Analyst

Okay. What makes you think you won’t qualify?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

The approval requirements are such that we don’t believe that we could get approved. It requires some EPA approval which has not been specified on how that would happen.

Phil Kenney - Nomura Asset Management — Analyst

Is it possible that it will be specified and you may be able to get approval?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

We think that’s unlikely. With the alternative fuel mixture credit that we in the industry recognized significant value from, there’s been certainly opposition to that continuing. So, I think it’s unlikely that that will change.

Phil Kenney - Nomura Asset Management — Analyst

Have you had specific conversations with anyone at the EPA?

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Through, not us directly, no. Through others that represent us, yes.

Phil Kenney - Nomura Asset Management — Analyst

Okay, thanks.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Sure.

Operator

Our next question is a follow-up from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

I have two follow-ups. One, George, you mentioned timberlands in your comments, your closing comments. I wondered if you could just update us. I thought that the prospects of further timber sales over the next let’s say year or so, were pretty limited. Any fresh thoughts on that?

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Well, I think Mark, that that’s an accurate assumption given the state of the economy. We certainly have yet to see any kind of sustained renewed interest in these timberlands, although as I think you are aware, the location of these timberlands should generate under more normalized times, significant energy. Certainly if the past is any indication of the future, that will be the case. We have about 32,000 acres of timberland left, and it’s pretty much equally split between the Northern tier of Virginia, the I-95 corridor, central Pennsylvania, south-central Pennsylvania, and on the Delmarva Peninsula in Delaware. So, we believe that these lands have inherent better use value, and as I think we’ve indicated almost every time this subject has come up, we intend to be very smart about how we extract that value through monetization.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the last question for John Jacunski, I wonder John, can you just talk with us a little bit about what impact FX may be having on the businesses right now, and whether we could see any further shifts, particularly if the dollar keeps strengthening? I think about sort of the impact from the weak British Pound, on the different operations you’ve got in the UK. What a strong dollar means for the continental European operations as well as for the US operations.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Sure Mark, I can try. I think currencies have been very volatile, and it’s a little bit difficult to predict where they’re going to head. I would say that we typically, we are reporting what our, the impact is to our results from the pure translation, that’s something that we disclose every quarter. But as you mentioned, we have, we either purchase or sell in various currencies. So, as we look at historical currency movements and our mix of currencies that we both buy in and sell in, we generally believe that the impact of currency movements will be relatively small. I think we’ve said in the past, it’s plus or minus about $3 million. So, it’s a little bit difficult to give you a really firm answer when the currencies have been quite volatile.

Mark Wilde - Deutsche Bank — Analyst

Okay. Fair enough, listen. Good luck guys with Concert.

John Jacunski - P.H. Glatfelter Co. — SVP, CFO

Thanks, Mark.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Thanks, Mark.

Operator

At this time we have no further questions, so I’d like to turn the floor back over to Mr. George Glatfelter for any closing remarks.

George Glatfelter - P.H. Glatfelter Co. — Chairman, CEO

Okay Jackie, thank you very much, and I’d like to thank everyone on the call today for your interest in Glatfelter and for your questions. We look forward to speaking with you next quarter, and wish you a good and hopefully sunshine-filled day without further snowfall. Thank you very much, goodbye.

Operator

Thank you, this concludes today’s conference call. You may now disconnect.